EX-99.B1(b)

                          NATIONS FUND PORTFOLIOS, INC.

                             ARTICLES SUPPLEMENTARY

               CHANGING THE NAME OF SERIES OF STOCK OF THE COMPANY

            Nations Fund Portfolios, Inc., a Maryland corporation having its principal office in Maryland at c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST: Pursuant to authority vested in the Company by Article VI of the Articles of Incorporation of the Company, the Company has changed the name of the "Nations Global Income Series" to "Nations Global Government Income Series." The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares of such series have not been changed.

            SECOND: The Company is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended.

            THIRD: The Board of Directors of the Company has duly authorized the filing of these Articles Supplementary.

            IN WITNESS WHEREOF, NATIONS FUND PORTFOLIOS, INC. has caused these Articles Supplementary to be executed by its president and to be attested by its Secretary on this 20th day of April, 1995. The President of the Company who signed these Articles Supplementary acknowledges them to be the act of the Company, and states under the penalties of perjury that to the best of his knowledge, information and belief, the matter and facts relating to approval hereof are true in all material respects.

                                     NATIONS FUND PORTFOLIOS, INC.


                                     By:   /s/ A. Max Walker
                                         -------------------------------
                                           A. Max Walker
                                           President and Chairman of the Board

ATTEST:

/s/ Richard H. Blank, Jr.
-------------------------
Richard H. Blank, Jr.
Secretary